Exhibit 99.1

Translation from Hebrew

Airobotics Ltd.

(the “Company”)

January 19, 2023

To	To
The Israeli Securities Authority	The Tel Aviv Stock Exchange

Re: Immediate Report regarding the Ondas Merger Transaction

Pursuant to the Company’s immediate reports1, the Company is pleased to announce that all of the required approvals have been obtained and all of the closing conditions have been met for the closing of the merger transaction with Ondas. The parties are working to close the merger on January 23, 2023 (the “Closing Date”), in accordance with the merger agreement.

The merger shall be effectuated following the Closing Date, upon the date of issuance of the merger certificate by the Israeli Registrar of Companies pursuant to the provisions of Section 323(5) to the Israeli Companies Act (the “Merger Date”).

Upon the Merger Date, the Company shall become a private company, wholly owned by Ondas, its shares will be de-listed from trade in the TASE, and it will cease to constitute a “Reporting Corporation”, as defined in the Israeli Securities Act – 1968.

It is emphasized that, at this stage, there is no certainty regarding the exact date upon which the merger certificate will be issued, as this date is out of the control of the Company and/or Ondas.

Sincerely,

Airobotics Ltd.

By Meir Kleiner, CEO and Director
By Yishai Curelaro, CFO and Director

[1]	Please see the Company’s immediate reports of August 8, 2022; December 7, 2022; December 18, 2022; January 16, 2023; and January 17, 2023 (the “Previous Report”). All terms in this immediate report shall have the meaning ascribed to them in the Previous Report, unless expressly stated otherwise.